Exhibit 5.1
August 10, 2010
Omeros Corporation
1420 Fifth Avenue, Suite 2600
Seattle, Washington 98101-2347
Re: Registration Statement on Form S-1
Ladies and Gentlemen:
     We have acted as counsel to Omeros Corporation, a Washington corporation (the “Company”), in connection with the registration of the resale, from time to time, of up to 4,297,495 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issued or issuable to the selling shareholder (the “Selling Shareholder”) named in the prospectus that forms a part of the Company’s Registration Statement on Form S-1 filed on the date hereof (the “Registration Statement”). The Shares may be issued to the Selling Shareholder pursuant to that certain Common Stock Purchase Agreement, dated as of July 28, 2010, by and between the Company and Azimuth Opportunity, Ltd. (the “Purchase Agreement”) upon the terms and subject to the conditions set forth in the Purchase Agreement.
     We have examined copies of the Purchase Agreement, the Registration Rights Agreement, dated as of July 28, 2010, by and between the Company and the Selling Shareholder, the Registration Statement, and the prospectus that forms a part thereof. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinions hereinafter expressed.
     In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
     Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable
     We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the State of Washington.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the section of the prospectus that forms a part of the Registration Statement captioned “Legal Matters.”

Omeros Corporation
August 10, 2010

Sincerely, WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.